Exhibit No. 99.1

Regis Corporation Reports Continued Progress in Second Quarter and First Half 2023
Highest first half operating income in five years.

MINNEAPOLIS, February 1, 2023 -- Regis Corporation (NYSE: RGS), a leader in the haircare industry, today announced financial results for the second fiscal quarter ended December 31, 2022.
Matthew Doctor, Regis Corporation’s President and Chief Executive Officer, commented: "I am pleased with our strong results this quarter, which contributed to our highest first half operating income in five years and adjusted EBITDA growth. Our continued improved performance reflects the success of our transformation to an asset-light franchise business and the execution on our strategies across technology, stylist retention and recruitment, customer retention and marketing with the goal of increasing franchisee sales and profitability. As we look ahead, while we recognize the environment remains dynamic, we remain excited about our future and the significant potential that exists to unlock value for key stakeholders. I am incredibly proud of our franchisees, the Regis team and all of our business partners for their contributions to Regis’ results and continued execution against our plans."

Financial Highlights:
Second quarter 2023 compared to second quarter 2022:
•System-wide same-store sales increased 4.5% in the quarter;
•Operating income improved $1.2 million to $0.7 million, from an operating loss of $0.5 million in the 2022 second quarter; operating income excluding certain non-cash charges was $4.5 million;
•Franchise adjusted EBITDA of $7.5 million compared to $5.7 million in the 2022 second quarter, and was positive for the fifth quarter in a row;
•Net loss of $2.4 million improved $2.5 million from a loss of $4.9 million in the 2022 second quarter; and
•Adjusted EBITDA was $7.8 million compared to $2.6 million in the 2022 second quarter. Adjusted EBITDA includes a $1.1 million grant from the state of North Carolina related to COVID-19 relief and a favorable actuarial adjustment of $0.6 million.
First half 2023 compared to first half 2022:
•System-wide same-store sales increased 4.5% for the year;
•Operating income improved $8.6 million to $3.2 million, from an operating loss of $5.4 million in the 2022 first half;
•Franchise adjusted EBITDA of $12.5 million increased $10.2 million from $2.3 million in the 2022 first half;
•Net loss of $0.9 million improved $14.4 million from a loss of $15.3 million in the 2022 first half; and
•Adjusted EBITDA was $11.7 million compared to a loss of $2.4 million in the 2022 first half. Adjusted EBITDA includes the benefits referenced above.

Second Quarter Fiscal Year 2023 Consolidated Results

	Three Months Ended December 31,		Six Months Ended December 31,
(Dollars in millions)	2022	2021	2022	2021

Consolidated revenue	$60.0	$69.3	$121.8	$146.1
System-wide revenue (1)	303.4	304.4	619.4	620.6

System-wide same-store sales comps	4.5%	22.1%	4.5%	22.6%

Operating income (loss)	$0.7	$(0.5)	$3.2	$(5.4)
Loss from continuing operations	(2.5)	(4.1)	(4.4)	(13.4)
Diluted loss per share from continuing operations	(0.06)	(0.09)	(0.10)	(0.32)
Income (loss) from discontinued operations	0.1	(0.8)	3.4	(1.9)
Net loss	(2.4)	(4.9)	(0.9)	(15.3)
Diluted net loss per share	(0.05)	(0.11)	(0.02)	(0.37)
Adjusted EBITDA (2)	7.8	2.6	11.7	(2.4)
_______________________________________________________________________________
(1)Represents total sales within the system.
(2)See GAAP to non-GAAP reconciliations within the attached section titled "Non-GAAP Reconciliations."

Revenue
Total revenue in the second quarter 2023 of $60.0 million decreased $9.3 million and total revenue in the first half 2023 of $121.8 million decreased $24.3 million. The decreases were driven primarily by a reduction in non-margin franchise rental income, the wind down of loss-generating company-owned salons that generated significant revenue and exiting the product distribution business. Partially offsetting the decline in revenue was an increase in royalty revenue due to higher average royalty rates.
Operating Income
Regis reported second quarter 2023 income from operations of $0.7 million, compared to a loss from operations of $0.5 million in the second quarter 2022. This included certain non-cash charges of $2.6 million for accelerated depreciation related to the consolidation of corporate office space and a $1.2 million inventory reserve. Operating income excluding these non-cash charges was $4.5 million. The year-over-year improvement in operations was driven primarily by lower general and administrative expense and the wind down of loss-generating company-owned salons during the last twelve months.
Regis reported first half 2023 income from operations of $3.2 million, compared to a loss from operations of $5.4 million in the first half 2022. The year-over-year improvement in operations was driven primarily by lower general and administrative expense, and the wind down of loss-generating company-owned salons.

Net Loss from Continuing Operations
Regis reported second quarter 2023 net loss from continuing operations of $2.5 million, or $0.06 loss per diluted share, compared to a net loss from continuing operations of $4.1 million, or $0.09 loss per diluted share, in the second quarter 2022. Regis reported a first half 2023 net loss from continuing operations of $4.4 million, or $0.10 loss per diluted share, compared to a net loss from continuing operations of $13.4 million, or $0.32 loss per diluted share, in the first half 2022. The year-over-year improvement in net loss from continuing operations in both periods was driven primarily by an increase in operating income partially offset by an increase in interest expense.
Net Loss
The Company reported a second quarter 2023 net loss of $2.4 million, or $0.05 loss per diluted share, compared to a net loss of $4.9 million, or $0.11 loss per diluted share for the same period last year. The net loss improved year-over-year due to the increase in operating income due to lower general and administrative expense.
The Company reported a first half 2023 net loss of $0.9 million, or $0.02 loss per diluted share, compared to a net loss of $15.3 million, or $0.37 loss per diluted share for the same period last year. The net loss improved year-over-year due to the proceeds associated with discontinued operations and an increase in operating income due to lower general and administrative expense.
Adjusted EBITDA
Second quarter adjusted EBITDA of $7.8 million improved $5.2 million versus adjusted EBITDA of $2.6 million in the same period last year. First half adjusted EBITDA of $11.7 million improved $14.1 million, versus an adjusted EBITDA loss of $2.4 million in the same period last year. The improvement was driven by lower general and administrative expenses due to the wind down of loss-generating company-owned salons during the last twelve months, as well as recoveries including: a $1.1 million grant from the state of North Carolina related to COVID-19 relief and a favorable $0.6 million actuarial adjustment. The Company noted that the majority of its strategic investment spend will occur in the second half of the year.

Second Quarter Fiscal Year 2023 Segment Results
Franchise

	Three Months Ended December 31,		Increase (Decrease)	Six Months Ended December 31,		Increase (Decrease)

(Dollars in millions) (1)	2022	2021		2022	2021

Royalties	$16.2	$16.1	$0.1	$33.3	$32.7	$0.6
Fees	3.2	3.9	(0.7)	5.8	6.2	(0.4)
Product sales to franchisees	1.1	2.4	(1.3)	1.6	10.4	(8.8)
Advertising fund contributions	8.0	8.0	—	16.2	16.1	0.1
Franchise rental income	28.9	33.8	(4.9)	59.2	67.5	(8.3)
Total Franchise revenue	$57.4	$64.2	$(6.8)	$116.1	$133.0	$(16.9)

Franchise same-store sales comps	4.5%	22.4%		4.6%	23.0%

Franchise adjusted EBITDA	$7.5	$5.7	$1.8	$12.5	$2.3	$10.2
as a percent of revenue	13.1%	8.9%		10.8%	1.7%
as a percent of adjusted revenue (2)	36.7%	25.5%		30.8%	4.6%

Total Franchise salons	5,196	5,553	(357)
as a percent of total Franchise and Company-owned salons	98.6%	97.4%
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(1)Variances calculated on amounts shown in millions may result in rounding differences.
(2)Adjusted revenue excludes non-margin revenue. See GAAP to non-GAAP reconciliations within the attached section titled "Non-GAAP Reconciliations."

Franchise Revenue
Second quarter franchise revenue was $57.4 million, a $6.8 million, or 10.6% decrease compared to the prior year quarter. Royalties were $16.2 million, a $0.1 million, or 0.6% increase, versus the same period last year. The increase in royalties is due to higher average royalty rates and improved system-wide same-store sales, partially offset by a decrease in franchise salon count. Product sales to franchisees of $1.1 million decreased $1.3 million, or 54.2%, as a result of the transition out of the wholesale product business.
First half franchise revenue was $116.1 million, a $16.9 million, or 12.7% decrease compared to the first half of the prior year.
Franchise Adjusted EBITDA
Second quarter franchise adjusted EBITDA of $7.5 million improved $1.8 million year-over-year primarily due to an increase in average royalty revenues and a decrease in general and administrative expense.
First half franchise adjusted EBITDA of $12.5 million improved $10.2 million year-over-year.

Company-Owned Salons

	Three Months Ended December 31,		(Decrease) Increase	Six Months Ended December 31,		(Decrease) Increase

(Dollars in millions) (1)	2022	2021		2022	2021

Total Company-owned salon revenue	$2.6	$5.0	$(2.4)	$5.7	$13.0	$(7.3)
Company-owned same-store sales comps	6.8%	7.2%		1.0%	6.8%

Company-owned salon adjusted EBITDA	$0.3	$(3.1)	$3.4	$(0.9)	$(4.7)	$3.8
as a percent of revenue	11.5%	(62.1)%		(15.8)%	(35.9)%

Total Company-owned salons	75	150	(75)
as a percent of total Franchise and Company-owned salons	1.4%	2.6%
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(1)Variances calculated on amounts shown in millions may result in rounding differences.

Company-Owned Salon Revenue
Second quarter revenue for the Company-owned salon segment decreased $2.4 million versus the prior year to $2.6 million. The year-over-year decline in revenue was expected and driven by 17 salons converted to the Company's franchise portfolio over the past twelve months and the closure of 59 unprofitable salons over the past twelve months.
First half revenue for the Company-owned salon segment decreased $7.3 million versus the prior year to $5.7 million.
Company-Owned Salon Adjusted EBITDA
Second quarter company-owned salon adjusted EBITDA improved $3.4 million year-over-year driven primarily by the closure of unprofitable salons and a $1.1 million grant from the state of North Carolina related to COVID-19 relief.
First half company-owned salon adjusted EBITDA loss improved $3.8 million year-over-year.

Balance Sheet and Cash Flow
The Company ended the second quarter with $9.4 million in cash and cash equivalents, $182.8 million in outstanding borrowings and total liquidity of $43.7 million. Net cash used in operating activities totaled $6.9 million, an improvement of $17.4 million from the prior year. Cash used in operations includes a $2.5 million payment of previously deferred social security contributions.

Non-GAAP reconciliations
For GAAP to non-GAAP reconciliations, please refer to the attached section titled "Non-GAAP Reconciliations." A complete reconciliation of reported earnings to adjusted earnings is included in this press release and is available on the Company’s website at www.regiscorp.com.
Earnings Webcast
Regis Corporation will host a conference call via webcast discussing second quarter results today, February 1, 2023, at 7:30 a.m. Central time. Interested parties are invited to participate in the live webcast by registering for the event at www.regiscorp.com/investor-relations.html. The webcast will include a slide presentation. A replay of the presentation will be available on our website at the same web address.
About Regis Corporation
Regis Corporation (NYSE:RGS) is a leader in the haircare industry. As of December 31, 2022, the Company franchised, owned or held ownership interests in 5,347 locations worldwide. Regis’ franchised and corporate locations operate under concepts such as Supercuts®, SmartStyle®, Cost Cutters®, Roosters® and First Choice Haircutters®. Regis maintains an ownership interest in Empire Education Group in the U.S. For additional information about the Company, including a reconciliation of certain non-GAAP financial information and certain supplemental financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com.

CONTACT: REGIS CORPORATION:
Kersten Zupfer
investorrelations@regiscorp.com

This press release contains or may contain “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company's actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include a potential material adverse impact on our business and results of operations as a result of the COVID-19 pandemic, including any adverse impact from variants; consumer shopping trends and changes in manufacturer distribution channels; changes in regulatory and statutory laws including increases in minimum wages; laws and regulations could require us to modify current business practices and incur increased costs; changes in economic conditions; changes in consumer tastes, fashion trends and consumer spending patterns; compliance with New York Stock Exchange listing requirements; reliance on franchise royalties and overall success of our franchisees’ salons; the return of sales at franchise locations to pre-pandemic levels; new merchandising strategy that utilizes third-party preferred supplier arrangements; our franchisees' ability to attract, train and retain talented stylists and salon leaders; the success of our franchisees, which operate independently; our ability to manage cyber threats and protect the security of potentially sensitive information about our guests, franchisees, employees, vendors or Company information; the ability of the Company to maintain a satisfactory relationship with Walmart; marketing efforts to drive traffic to our franchisees' salons; the successful migration of our franchisees to the Zenoti® salon technology platform; our ability to maintain and enhance the value of our brands; reliance on information technology systems; reliance on external vendors; the use of social media; failure to standardize operating processes across brands; exposure to uninsured or unidentified risks; the effectiveness of our enterprise risk management program; compliance with covenants in our financing arrangement, access to the existing revolving credit facility, and we may face an accelerated obligation to repay our indebtedness; our capital investments in technology may not achieve appropriate returns; premature termination of agreements with our franchisees; financial performance of Empire Education Group, Inc.; the continued ability of the Company to implement cost reduction initiatives and achieve expected cost savings; continued ability to compete in our business markets; reliance on our management team and other key personnel; the continued ability to maintain an effective system of internal controls over financial reporting; changes in tax exposure; the ability to use U.S. net operating loss carryforwards; potential litigation and other legal or regulatory proceedings could have an adverse effect on our business; or other factors not listed above. Additional information concerning potential factors that could affect future financial results is set forth under Item 1A on Form 10-K. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

REGIS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
(Dollars in thousands, except share data)

	December 31, 2022	June 30, 2022

ASSETS
Current assets:
Cash and cash equivalents	$9,406	$17,041
Receivables, net	13,962	14,531
Inventories, net	2,623	3,109
Other current assets	18,138	13,984
Total current assets	44,129	48,665

Property and equipment, net	8,692	12,835
Goodwill	173,337	174,360
Other intangibles, net	2,917	3,226
Right of use asset	430,979	493,749
Other assets	27,622	36,465
Total assets	$687,676	$769,300

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$17,277	$15,860
Accrued expenses	27,690	33,784
Short-term lease liability	93,940	103,196
Total current liabilities	138,907	152,840

Long-term debt, net	174,846	179,994
Long-term lease liability	352,212	408,445
Other non-current liabilities	53,346	58,974
Total liabilities	719,311	800,253
Commitments and contingencies
Shareholders' deficit:
Common stock, $0.05 par value; issued and outstanding 45,562,555 and 45,510,245 common shares at December 31, 2022 and June 30, 2022, respectively	2,278	2,276
Additional paid-in capital	63,543	62,562
Accumulated other comprehensive income	8,729	9,455
Accumulated deficit	(106,185)	(105,246)
Total shareholders' deficit	(31,635)	(30,953)
Total liabilities and shareholders' deficit	$687,676	$769,300
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REGIS CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
For the Three and Six Months Ended December 31, 2022 and 2021
(Dollars and shares in thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2022	2021	2022	2021

Revenues:
Royalties	$16,158	$16,125	$33,338	$32,726
Fees	3,238	3,881	5,791	6,208
Product sales to franchisees	1,107	2,428	1,550	10,436
Advertising fund contributions	7,965	8,021	16,216	16,136
Franchise rental income	28,886	33,772	59,216	67,534
Company-owned salon revenue	2,613	5,043	5,727	13,048
Total revenue	59,967	69,270	121,838	146,088
Operating expenses:
Cost of product sales to franchisees	1,310	3,117	1,780	10,766
Inventory reserve	1,228	—	1,228	—
General and administrative	11,747	15,082	26,108	35,866
Rent	2,090	3,042	3,843	4,789
Advertising fund expense	7,965	8,021	16,216	16,136
Franchise rent expense	28,886	33,772	59,216	67,534
Company-owned salon expense (1)	2,218	5,067	5,203	13,011
Depreciation and amortization	3,793	1,605	5,044	3,144
Long-lived asset impairment	—	52	—	215
Total operating expenses	59,237	69,758	118,638	151,461

Operating income (loss)	730	(488)	3,200	(5,373)

Other expense:
Interest expense	(4,519)	(3,270)	(8,336)	(6,397)
Loss from sale of salon assets to franchisees, net	—	(615)	—	(1,695)
Other, net	1,248	99	785	(140)

Loss from operations before income taxes	(2,541)	(4,274)	(4,351)	(13,605)

Income tax benefit (expense)	—	164	(28)	213

Loss from continuing operations	(2,541)	(4,110)	(4,379)	(13,392)

Income (loss) from discontinued operations	134	(818)	3,440	(1,914)

Net loss	$(2,407)	$(4,928)	$(939)	$(15,306)

Net loss per share:
Basic and diluted:
Loss from continuing operations	$(0.06)	$(0.09)	$(0.10)	$(0.32)
Income (loss) from discontinued operations	0.00	(0.02)	0.07	(0.05)
Net loss per share, basic and diluted (2)	$(0.05)	$(0.11)	$(0.02)	$(0.37)

Weighted average common and common equivalent shares outstanding:
Basic and diluted	46,148	45,721	46,091	41,274
_______________________________________________________________________________
(1)Includes cost of service and product sold to guests in our Company-owned salons. Excludes general and administrative expense, rent and depreciation and amortization related to Company-owned salons.
(2)Total is a recalculation; line items calculated individually may not sum to total due to rounding.

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REGIS CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
For the Six Months Ended December 31, 2022 and 2021
(Dollars in thousands)

	Six Months Ended December 31,
	2022	2021

Cash flows from operating activities:
Net loss	$(939)	$(15,306)
Adjustments to reconcile net loss to cash used in operating activities:
Gain from sale of OSP	(4,034)	—
Depreciation and amortization	4,647	3,284
Long-lived asset impairment	—	215
Deferred income taxes	28	(529)
Inventory reserve	1,228	—
Loss from sale of salon assets to franchisees, net	—	1,695
Stock-based compensation	1,111	305
Amortization of debt discount and financing costs	1,391	920
Other non-cash items affecting earnings	376	551
Changes in operating assets and liabilities, excluding the effects of asset sales	(10,722)	(15,463)
Net cash used in operating activities	(6,914)	(24,328)

Cash flows from investing activities:
Capital expenditures	(361)	(2,947)
Proceeds from sale of OSP, net of fees	4,000	—
Net cash provided by (used in) investing activities	3,639	(2,947)

Cash flows from financing activities:
Borrowings on credit facility	11,357	10,000
Repayments of long-term debt	(8,535)	(2,734)
Debt refinancing fees	(4,383)	—
Proceeds from issuance of common stock, net of offering costs	—	37,185
Taxes paid for shares withheld	(35)	(823)
Net cash (used in) provided by financing activities	(1,596)	43,628

Effect of exchange rate changes on cash and cash equivalents	(135)	(134)

(Decrease) increase in cash, cash equivalents, and restricted cash	(5,006)	16,219

Cash, cash equivalents and restricted cash:
Beginning of period	27,464	29,152
End of period	$22,458	$45,371
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REGIS CORPORATION
Same-Store Sales

SYSTEM-WIDE SAME-STORE SALES (1):

	Three Months Ended
	December 31, 2022			December 31, 2021
	Service	Retail	Total	Service	Retail	Total

Supercuts	8.0%	(7.3)%	7.2%	32.7%	2.3%	30.8%
SmartStyle	(0.7)	(11.3)	(2.9)	19.8	(6.6)	13.2
Portfolio Brands	7.3	(5.1)	6.0	19.0	(1.3)	16.6
Total	6.0%	(8.6)%	4.5%	25.7%	(3.2)%	22.1%

	Six Months Ended
	December 31, 2022			December 31, 2021
	Service	Retail	Total	Service	Retail	Total

Supercuts	8.8%	(7.7)%	8.0%	32.7%	0.4%	30.6%
SmartStyle	0.2	(15.1)	(3.1)	21.2	(3.2)	15.1
Portfolio Brands	6.2	(7.6)	4.8	20.0	(0.2)	17.6
Total	6.3%	(11.3)%	4.5%	26.2%	(1.6)%	22.6%
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(1)System-wide same-store sales are calculated as the total change in sales for system-wide franchise and company-owned locations that were open on a specific day of the week during the current period and the corresponding prior period. Quarterly and year-to-date system-wide same-store sales are the sum of the system-wide same-store sales computed on a daily basis. Franchise salons that do not report daily sales are excluded from same-store sales. System-wide same-store sales are calculated in local currencies to remove foreign currency fluctuations from the calculation.
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REGIS CORPORATION
System-Wide Location Counts

	December 31, 2022	June 30, 2022

FRANCHISE SALONS:
Supercuts	2,160	2,264
SmartStyle/Cost Cutters in Walmart Stores	1,605	1,646
Portfolio Brands	1,293	1,344
Total North American salons	5,058	5,254
Total International salons (1)	138	141
Total Franchise salons	5,196	5,395
as a percent of total Franchise and Company-owned salons	98.6%	98.1%

COMPANY-OWNED SALONS:
Supercuts	10	18
SmartStyle/Cost Cutters in Walmart Stores	48	49
Portfolio Brands	17	38
Total Company-owned salons	75	105
as a percent of total Franchise and Company-owned salons	1.4%	1.9%

OWNERSHIP INTEREST LOCATIONS:
Equity ownership interest locations	76	76

Grand Total, System-wide	5,347	5,576
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(1)Canadian and Puerto Rican salons are included in the North American salon totals.
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Non-GAAP Reconciliations:
This press release includes a presentation of operating income excluding certain non-cash charges, Adjusted EBITDA and adjusted Franchise revenue, which are non-GAAP measures. The non-GAAP measures are financial measures that do not reflect United States Generally Accepted Accounting Principles (GAAP). We believe our presentation of the non-GAAP measures provides meaningful insight into our ongoing operating performance and a supplemental perspective of our results of operations. Presentation of the non-GAAP measures allows investors to review our core ongoing operating performance from the same perspective as management and the Board of Directors. These non-GAAP financial measures provide investors an enhanced understanding of our operations, facilitate investors’ analyses and comparisons of our current and past results of operations and provide insight into the prospects of our future performance. We also believe the non-GAAP measures are useful to investors because they provide supplemental information that research analysts frequently use to analyze financial performance.
Items impacting comparability are not defined terms within U.S. GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine the items to consider as "items impacting comparability" based on how management views our business, makes financial, operating and planning decisions and evaluates the Company's ongoing performance.
The reconciliation of U.S. GAAP operating income to non-GAAP operating income excluding certain non-cash charges is included in the release.
The following items have been excluded from our non-GAAP Adjusted EBITDA results: discontinued operations, non-recurring non-operating income, distribution center wind down fees, CEO transition costs, inventory reserve, one-time professional fees and settlements, severance expense, the benefit from lease liability decreases in excess of previously impaired right of use asset, lease termination fees and asset retirement obligation costs.
We present adjusted revenue to provide a meaningful Franchise adjusted EBITDA margin, which removes non-margin revenue from total revenue to arrive at an adjusted margin. Margin is a common metric used by investors however, the majority of our revenue is offset by equal expense, so it does not contribute to our margin. We remove the non-margin revenue from this metric in order to show a meaningful margin rate.
The method we use to produce non-GAAP results is not in accordance with U.S. GAAP and may differ from methods used by other companies. These non-GAAP results should not be regarded as a substitute for corresponding U.S. GAAP measures, but instead should be utilized as a supplemental measure of operating performance in evaluating our business. Non-GAAP measures do have limitations as they do not reflect certain items that may have a material impact upon our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with our financial statements prepared in accordance with U.S. GAAP.
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REGIS CORPORATION
Reconciliation of U.S. GAAP Net Loss to Adjusted EBITDA
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2022	2021	2022	2021

Consolidated reported net loss, as reported (U.S. GAAP)	$(2,407)	$(4,928)	$(939)	$(15,306)
Interest expense, as reported	4,519	3,270	8,336	6,397
Income taxes, as reported	—	(164)	28	(213)
Depreciation and amortization, as reported	3,793	1,605	5,044	3,144
Long-lived asset impairment, as reported	—	52	—	215
EBITDA (as defined above)	$5,905	$(165)	$12,469	$(5,763)

Inventory reserve	1,228	—	1,228	—
CEO transition	—	(516)	—	(516)
Distribution center fees	—	56	—	285
Professional fees and legal settlements	540	1,018	1,248	1,146
Severance	63	1,735	66	1,911
Lease liability benefit	(615)	(496)	(1,217)	(2,927)
Lease termination fees	848	238	1,306	1,578
Real estate fees	—	—	—	40
Non-recurring, non-operating income	—	(100)	—	(100)
Discontinued operations	(134)	818	(3,440)	1,914
Adjusted EBITDA, non-GAAP financial measure	$7,835	$2,588	$11,660	$(2,432)
– more –

REGIS CORPORATION
Reconciliation of Reported Franchise Adjusted EBITDA as a Percent of GAAP Franchise Revenue
to Franchise Adjusted EBITDA as a Percent of Adjusted Franchise Revenue
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2022	2021	2022	2021

Franchise adjusted EBITDA	$7,532	$5,721	$12,523	$2,256
GAAP Franchise revenue	57,354	64,227	116,111	133,040
Franchise adjusted EBITDA as a percent of GAAP Franchise revenue	13.1%	8.9%	10.8%	1.7%
Non-margin revenue adjustments:
Franchise rental income	$(28,886)	$(33,772)	$(59,216)	$(67,534)
Advertising fund contributions	(7,965)	(8,021)	(16,216)	(16,136)
Adjusted Franchise revenue	20,503	22,434	40,679	49,370
Franchise adjusted EBITDA as a percent of adjusted Franchise revenue	36.7%	25.5%	30.8%	4.6%
– end